UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 26, 2007

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about July 20, 2007.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 6, 7, 9, 10, 11 and 12 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JUNE 18, 2007

1.             In your 10-K you state “Whether acting as an agent or consolidator, the Company offers its customers knowledge of optimum routing, familiarity with local business practices, knowledge of export and import documentation and procedures, the ability to arrange for ancillary services, and assistance with space availability in periods of peak demand.”  You also state: “When performing airfreight services, the Company typically acts either as a freight consolidator or as an agent for the airline which carries the shipment.”

The “customer” referred to in the first sentence appears to be the shipper.  Yet the second sentence states that you are acting as agent for the airline, not the shipper.  Can you please explain how issues relating to choice of carrier are addressed when you are acting as forwarder?  E.g., do you disclose to the shipper that you have a duty to the airline?  Are there situations in which a given shipment may be forwarded via more than one airline for which you are acting as agent  — and if so how is the decision made as to which airline to use?

As long as you’re quoting us to us, perhaps we should begin with a short grammar lesson on the meaning of the word “either” augmented by a short airfreight primer.  That should add some much needed context to your question.

With respect to the grammar discussion, the use of the word “either” in the sentence from our 10-K which you reference in your question (noted below—underlined for emphasis)

“When performing airfreight services, the Company typically acts either as a freight consolidator or as an agent for the airline which carries the shipment.”

should be read in context with the meaning of the first definition that exists in our version of the Oxford Dictionary, being “one or the other of two”.  That implies a degree of mutual exclusivity.  Here is where the freight primer comes in.

When acting as a freight consolidator, we quote a rate to the customer, independent of whatever rate we are paying to the airline.  The contract of carriage when acting as a consolidator is our own House Airway Bill (HAWB).  The practical side of this means that we take a number of  shipments moving on individual House Airway Bills and “consolidate” them into what the airlines recognize as one shipment riding on their Master Airway Bill (MAWB) showing the Expeditors’ office at origin as the shipper and the Expeditors’ office at destination as the consignee.  The MAWB issued by the carrier showing Expeditors as the shipper—hence the use of the term “freight consolidator” is the contract of carriage between Expeditors and the air carrier to which, “our” shipper, the one who received our

HAWB is not a part.  Absent some specific agreement with the customer on the choice of carrier to be used, we are totally free to choose whichever carrier and routing combination, at whatever price, that will best meet the customer’s service requirements and, hopefully, allow us to make a little money on the proposition as well.  The customers determines the service we provide and what role we play, be it consolidator or agent, so in that sense, there is nothing to disclose.  The existence of this HAWB (contract of carriage) should obviate any concerns the customers would or should have about our being an agent of the airline.

In a standard situation where the customer requests that we act solely as an agent of the airline, there is no HAWB issued.  Rather, as an agent of the airline, we will complete the airline’s MAWB, for which we receive a commission and any other form of remuneration determined in discussions with the carrier and also with the customer.  Both the shipper and the consignee shown on the MAWB are as designated by the customer.  All that we do in these instances is to issue an invoice to the customer for services performed.

Finally, let’s tackle the confusion that seems to exist between the word “shipper” and “customer”.  Be it ocean freight or airfreight, the “customer” can generally be agreed to be the person or party paying for the services.  Each shipping consignment consists of, at a minimum, two parties…a shipper and a consignee.  The shipper, as the title implies, ships things from the origin.  The consignee receives the shipment at destination.  Hence, if one is not paying for the freight, one can be a shipper but not be the customer on that particular shipment.  In industry parlance,  transactions paid for by the shipper are termed “Prepaid”, not to be confused with the term “Paid in advance”… “Prepaid” merely means that the shipper will be billed for the freight charges. Freight that is billed to the consignee at destination is termed “Collect”.  75-80% of the freight moves on a collect basis, therefore, in the vast majority of the cases, the consignee is actually the customer billed for the freight charges.

Who pays, the shipper or the consignee, is something that is determined between the buyer and the seller of the goods and we simply adapt our billing practices to accommodate the commercial reality of the underlying transaction that gave rise to the movement of the goods in question.

2.             Do any of your freight consolidation contracts (with either a shipper or a carrier) relate to capacity or products to be shipper over an extended period of time?  If so, how is revenue recognized for these contracts?

The “contracts” that we have do nothing more than detail out the terms surrounding the transactional delivery of services over some specified period of time.  The word “extended” is very subjective, but if you mean longer than three months, yes, some of them can last up to a year and others have no fixed duration.

Revenue is recognized when the shipments are moved in accordance with our revenue recognition policy described in our financial statements filed in conjunction with our annual Form 10-K, filed  with the Securities and Exchange Commission.  The nature of the “contracts” we currently have in place are such that revenue recognition is determined on a defined transactional basis for which completion is defined in small, easily measurable events over a series of  similar, rather self-contained  transactions.  We have no contracts in place where we work for an extended period of time to deliver a single deliverable…akin to revenue recognition for contractors who spend five years building a high-rise building.

3.             I noted from your 2006 Annual Report that China and HK contributed 21% and 15% to the group’s total revenue in 2005 and 2006.

1.                                      Can you provide me with the revenue contribution of the i) air freight ii) ocean freight and iii) customs brokerage segments in i) China and ii) HK in 2005 and 2006 respectively?

We could, but years ago, we made a decision that the disclosure of freight yields by geographic regions could compromise a competitive advantage the company might enjoy.

2.                                      What was the ocean (in TEU) and air freight volume (in MT) for i) HK and ii) China in 2005 and 2006?

We don’t release these figures for competitive reasons as well.

4.             In your most recent 8-K dated May 4, you provided a split of your ocean freight revenue and noted that Order Management, combined with agency business, accounts for almost 20% of ocean revenue (and a material chunk of airfreight revenue). In your own words, Order Management ‘implies the coordination and management of the core physical handling and information sequencing requirements for purchases made by our customers at selected overseas locations.’ Could this activity not also be categorized as Contract Logistics? If not, how is this activity distinct from Contract Logistics/Supply Chain Managment? If so, to what extent does Expeditors manage customer assets and what, if any, commitments does Expeditors bear on behalf of its customers? Furthermore, if these commitments are material, to what extent are they backed by customer contracts?

We would begin with our observation and opinion that the term “Contract Logistics” is much over used, much misunderstood and arguably much abused.  In fact, there is not, to our awareness, a uniform definition of what “Contract Logistics” really means.  As our Chairman has said, “Contract Logistics is just new terminology for agreeing to do something you probably have no business doing because you think that there is some freight in it for you.”  That is probably as accurate and as comprehensive an answer as there is for why warehouse ownership is suddenly being justified as sexy and desirable…in a Gloria Swanson kind of way.

In the absence of any uniform definition, certainly the functions of Order Management are very much in line with what someone would reasonably view as “contract logistics”.  However, we seem to have managed to have a fair amount of this business anchoring a lot of other business…without having made the real estate investments in warehouses that some seem to have accepted as a requirement.

Typically where we have dedicated space requirements for customers, our cancellation obligations to the landlord coincide with the contractual terms agreed to with the customers, or, we have back-to-back arrangements with the customers.  As a non-asset based logistics provider, one of our chartered objectives is to minimize what we term “assets at risk”.  This means that we don’t unnecessarily put assets in a position where their value can be eroded, either by limiting the revenue they can generate, or by placing them in a position where they could be deemed “underperforming.”

5.             I was a bit surprised to read in your May 23,2007  8k that as of that date you still did not have data on the April volume trends for air and ocean freight. Your information tracking capabilities are a key asset of the company; in this regard you are the same class of company as Cisco, which is able to close its books 3 days after a quarter ends. Is there something about the nature of your business or your information/reporting systems that would cause a 20 day lag in receiving data on such a key metric. Or- would you just prefer not to disclose it for competitive or other reasons.

Being able to close the books and publish operating statistics aren’t mutually dependent activities at Expeditors.  We close our books, on average, in 6 working days.  The branches certainly have visibility to their own operating statistics on a real-time basis and we’re experienced enough to know that the information in the hands of those that make it happen is much more strategically valuable than having the information at the beck and call of those at corporate who can really only track the progress.

Our operating statistics are rolled up through the operational product groups.  Typically the airfreight statistics are done first, with ocean statistics, being a little more manual in interpretation, completed later.  These figures are the subject of discussion and review by senior management before they are released.  If that discussion and review have not been done, the shipment figures are not released.  With the first quarter close, 10-Q reporting deadlines, May ocean contract negotiations and various travel requirements, the figures had not been discussed and reviewed, and hence, were not available for publication as of May 23rd.  This wasn’t done for any competitive reason; it was simply a matter of our process not having been completed.  We’ve learned around here that anytime we shortcut a process, we’ve regretted it.

6.             With respect to your response to question #2 in your May 23, 2007  8-K, why would you pass along “market price” savings to your customers when in fact you were not getting reduced rates from the carriers you buy capacity from?  What if the carriers were right and it was not “permanent, but instead “temporary?”  You also seem to imply by your response that ocean rates that you pay to the carriers have come down since 1st Quarter 2007...is this fair to assume from your response?

In Econ 101 we learn, or should have learned, that cost and price are independent of each other.  Price is what people are willing to pay.  Cost is the amount to produce.  The theory being that if it cost more to produce/deliver than people are willing to pay, no one would make/produce something.  One needs to look no further than oil share and oil sands in the western United States and Canada for reinforcement of that argument.  If and when customers react to competitors offering lower rates, trying in most cases to pick up market share, we then have to decide if we’re willing to take a little less profit to maintain that customer relationship…or if we’re willing to let the business go away.  If we wanted to keep the business, we might lower the rates.  While cost is a most definite consideration in that exercise, our costs are really of no concern or interest to the customer as long as they are happy with the sell-side rates we offer.  Had the carriers been right, then we would have made less money on a unitary basis than we otherwise could have.  On the other hand, losing business because we were not reacting to market pricing conditions would have been more detrimental.

7.             With respect to your response to question #3 in your 5/23/07 8-K, you state that airfreight “yield expansion in the first quarter is not exactly an unprecedented phenomenon,” but in fact, your airfreight yields had been down year-over-year every 1st quarter for the past 4 years.  Was there not some overall structural supply/demand shift in 1Q 2007 in airfreight or were you trying to make the point that there has not been a structural shift and we should not expect an upward trend in airfreight yields going forward?

It may be true that our first quarter yields were down on a year-over-year basis for the last four years.  Serially (fourth quarter to first quarter of the next year), yields have, for the last six years, consistently risen during the first quarter.  The point we were attempting to make, however, was that changes in airfreight yields really should not be over-analyzed for effect, like some kind of “Japanese Candlestick” chart that some technical analysts use to detect patterns like the Doji Star or the Harami Cross in order to project future movements.

The fascination with and fixation on yields carries much more significance with the “spectators” than it does with those actually playing the game.  While yields are certainly interesting and easily quantifiable, there doesn’t need to be a “structural” shift for yields to move.  Something as simple as adjusting surcharges can impact the yields, but not impact the amount of profit per kilo, which to us, is really more interesting.  The great caveat against what we would call “yield retentiveness” is that often times, changes in yields are used to try to justify postulations and trends that may or may not even exist.  Some of the analysis of yields we see reminds us of the Latin quotation “Ignotum per ignotius” which basically means “to explain something not understood by something even less understood.”  Or, as Tacitus would have said “Omne ignotum pro magnifico est.”

8.             Given you know[sic] have additional questions for the next 8-K, can you provide volume growth metrics for air and ocean for April and May?

Volume growth figures for April and May 2007 were as follows:

	Air	Ocean
April	1%	20%
May	5%	16%

9.             Are the customs duties and taxes associated specifically with Air and Ocean Freight Forwarding found within the Air and Ocean trans/consolidation cost lines or do all customs duties and taxes appear in the customs brokerage consolidation cost line?

Actually no customs duties and/or taxes are found in any element of the cost line—or any other line in our Statement of Earnings for that matter.  These items are “pass through” items.  If we pay them, we pay them on behalf of customers who are very creditworthy and who agree to reimbursement in a very short time period.  When we bill customers for the duty and taxes, we accrue the same amount as a liability which we settle when payment is made.

10.          There seems to be a trend among many of your competitors toward owning/leasing warehouses in order to win the forwarding business in and out of those warehouses.  What is EXPD’s strategy over the long-term in this regard; or more specifically, do you run the risk of losing business if many of your competitors agree to take on this additional risk (even if it’s a poor use of capital on their part)?

We’ve answered different variations of this question several times in the past.  We think that the acquisition of  warehouses under the auspices of securing additional airfreight poses a problem…typically in the long run... because in the short run, the euphoria over the “freight win” can offset the burden of the new asset strapped to your back...and they are assets, after all, and assets need to be fed.  Basically, we are hard pressed to think that we are going to create a problem for ourselves by refusing to take on “bad risk” just because everyone else is doing it.  To our way of thinking, that is kind of like worrying about having a bad game of Russian roulette because you don’t think you have enough bullets.

Without intending to conjure up memories of the movie The Deer Hunter (yes, we realize that  dates us), one should be able to recognize that if you are involved in habitual games of Russian roulette,  the laws of probability being what they are, you can only rely on being lucky for so long.  Even if you think you can beat the odds…and even if you have beat the odds in the short run, at some point in time, it will become patently obvious that no one can substitute probability for certainty.  Even if you’ve won a few “rounds”, sooner or later, the bottom line of economic reality will catch up with you.

The question that people should really be focused on when assessing the acquisition of a warehouse as a pre-requisite to obtain an airfreight contract is whether or not the profit on that freight will be enough to pay for the carrier’s bills, the costs of personnel and overhead…which are straight-forward enough amounts to calculate…and the hidden costs of buying, or renting long-term, a warehouse.  And as a codicil question, what can or will be done if and when the freight goes away or the pricing changes?

We think that we’ve been able to apply our model to the airfreight business with a modicum of success over the years.  We don’t believe that we need to run out and buy or lease a warehouse on a long-term contract in order to garner more airfreight business.  There are ways that we can and do provide the services that others seem to feel can only be accomplished by direct ownership or control of a long-term asset.  We have been able to do this by focusing on the same knowledge-based solutions that we utilize to move ocean and airfreight around the world without owning planes and ships.

11.           In last May’s 8-K (filed May 23, 2006) you reported total revenue and operating income for April. However in this year’s 8-K (also filed on May 23), you commented that April Ocean and Air tonnage was not yet available.  Is tonnage more difficult to track than revenue and operating income? Is it more difficult to break out Ocean and Air trends versus company-wide trends?  Or is there another reason the April data was not available this year?  Can you now provide the April tonnage data for Air and Ocean.  Can you also provide the revenue and operating income data for January through April, 2007. Depending on when you file the next 8-K, can you also provide the tonnage, revenue and operating income data for May and June.

We’ve addressed parts of this question in two previous answers.  Operating statistics are tracked in our operations systems. Since our systems are decentralized, every profit center has whatever they need in the way of meaningful operating statistics.

Airfreight tonnage is not particularly difficult to track.  However, ocean TEU numbers are somewhat more problematic, primarily because some freight moves in TEU containers and others move in FEU containers and others move in containers of different configurations, requiring a certain amount of manual review be done in “rolling” these numbers up corporately.

12.           Bilateral trade between India and China is up to $18 billion today from $2 billion six years ago and is expected to jump to $100 billion by 2015. How is EXPD positioned to capitalize on the growth of this specfic trade lane?

We think that Expeditors is very well positioned to take advantage of this trend.  We think that being able to provide our customers with a strong service offering in these two countries is critical to the future development of global logistics.

These two countries will continue to have a strong ever-growing number of full-service and branch offices.  We list 44 offices in the People’s Republic of China in our latest office directory—of course that was published in May, and that number is outdated.  Consider that 10 years ago, we had 8.  We believe that we take a back seat to no one in the capabilities we have to deliver service to our customers into or out of China.  We have 8 offices in India and we continue to expand our capabilities in this growing market as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

June 26, 2007	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

June 26, 2007	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer